Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into by and between E*TRADE Financial Corporation (the “Company”) and Mr. Navtej S. Nandra (“Executive”) as of May 1, 2013 (the “Effective Date”).

1.	Position and Duties: As of the Effective Date, Executive will be appointed as President of E*TRADE Financial Corporation. Executive will report to the Company’s Chief Executive Officer and will be located in New York, New York.

Executive agrees to devote all necessary time, energy and skill to Executive’s duties at the Company. The Company acknowledges that Executive may have continued involvement in charitable, educational, and philanthropic activities and may manage personal/family investments, so long as those activities do not interfere unreasonably with his employment with the Company or create a business or competitive conflict with the activities of the Company. In addition, with the prior consent of the Company, Executive may serve on other corporate boards of directors.

The Company shall provide Executive with the same indemnification and D&O insurance protection provided from time to time to its officers and directors generally. Notwithstanding anything to the contrary in this Agreement, the rights of Executive to indemnification and the D&O insurance coverage with respect to all matters, events or transactions occurring or effected during the Executive’s period of employment with the Company shall survive the termination of Executive’s employment.

2.	Term of Agreement: This Agreement shall remain in effect through December 31, 2014 (the “Term”), unless Executive’s employment is terminated earlier by either party, subject to payments under Section 5 hereof to the extent applicable. The Term of this Agreement shall automatically renew for additional one-year periods unless either party provides at least ninety days’ prior written notice of termination of the Agreement; provided that in the event of a Change in Control during the term of this Agreement, this Agreement may not be terminated until 24 months following such Change in Control. Executive’s employment with the Company shall be “at-will”. Unless Executive terminates Executive’s employment prior to the end of the Term pursuant to the terms of this Agreement (for the avoidance of doubt, including to the extent an Involuntary Termination occurs following the Company’s delivery of notice of its non-renewal of this Agreement pursuant to the preceding sentence), Executive’s continued employment following the end of the Term shall continue to be on an at-will basis and on such terms and conditions as the parties may agree.

3.	Compensation: During the Term, Executive shall be compensated by the Company for Executive’s services as follows:

(a)	Base Salary: Executive shall be paid an annualized base salary of $750,000 per year, subject to applicable withholding, in accordance with the Company’s normal payroll procedures. Executive’s base salary may be adjusted from time to time in the discretion of the Company, subject to the provisions of Section 5 (incorporating the definitions set forth in Section 7) (this is referred to as the “Base Salary”).

(b)	Performance Bonus: Executive shall have the opportunity to earn an annual performance bonus. The performance bonus shall be earned upon the Executive and the Company meeting pre-established performance targets. Executive’s current cash bonus target amount is $1,650,000, provided that the actual cash bonus for 2013 performance shall not be less than the cash bonus target amount. The annual cash bonus, if earned, will be paid at the same time and in the same manner as payments to similarly situated executives of the Company and, except as expressly provided otherwise in this Agreement or in the applicable bonus plan document, shall not be earned unless Executive remains employed with the Company on the date of payment.

(c)	Sign-on Bonus. Within thirty (30) days following the Effective Date, Executive shall receive a one-time cash sign-on bonus of $250,000 (the “Sign-on Bonus”) which shall be subject to Section 5(d) below.

(d)	Benefits: Executive shall have the right, on the same basis as other senior executives of the Company, to participate in and to receive benefits under any of the Company’s employee benefit plans, as such plans may be modified from time to time.

4.	Equity Compensation.

(a)	For calendar year 2013, Executive shall receive a long term incentive equity grant with an aggregate initial value of no less than $1,650,000 (based on the grant date fair value as determined by the Company under its practices for recognizing compensation expense in accordance with stock compensation accounting guidance), which shall consist of restricted stock units and shall vest annually over four years (the “Initial LTI Award”). If Executive remains employed at such time, Executive shall receive the Initial LTI Award at the same time as such awards are made to similarly situated executives of the Company for 2013 performance, but no later than March 31, 2014.

(b)	Executive will be eligible to receive equity compensation awards from time to time if the Company’s Board of Directors or its designee, in its sole discretion, determines that such an award(s) is appropriate.

5.	Effect of Termination of Employment During the Term:

(a)	Involuntary Termination outside a Change in Control Period: If Executive’s employment with the Company is terminated as a result of an Involuntary Termination outside of a Change in Control Period, then subject to Executive signing and not revoking the Release (so long as such Release is signed in a period such that the payments under clauses (i) and (ii) below may be made no later than 2 and 1/2 months following the end of the year in such termination of employment occurs), Executive shall receive the following benefits, in addition to any compensation and benefits earned and unpaid under Section 3 through the date of Executive’s termination of employment:

(i)	a lump sum cash severance payment equal to one times the sum of (x) Executive’s annual Base Salary and (y) Executive’s annual cash performance bonus at the target payment level, which payment shall be paid within 30 days following the effectiveness of the Release;

(ii)	a pro rata share of the target performance bonus for the year in which termination of employment occurs, provided that the Company’s performance meets the target performance level for the year of termination, as determined at year-end, which payment shall be paid no later than 2 and 1/2 months following the end of the year in such termination of employment occurs; provided further that if the termination occurs prior to payment of Executive’s cash performance bonus for 2013, this clause (ii) shall be satisfied by payment of the $1,650,000 cash bonus for 2013 as set forth in Section 3(b) regardless of 2013 performance and shall not be prorated;

(iii)	only if the Involuntary Termination occurs prior to the grant of the Initial LTI Award, then Executive shall receive an additional cash payment of $1,650,000 in satisfaction of such Initial LTI Award;

(iv)	reimbursement for the cost of medical coverage at a level equivalent to that provided by the Company immediately prior to termination of employment, through the earlier of: (A) 12 months following Executive’s termination of employment, or (B) the time Executive begins alternative employment with medical coverage; provided that (x) it shall be the obligation of Executive to inform the Company that new employment has been obtained and (y) such reimbursement shall be made by the Company subsidizing or reimbursing COBRA premiums or, if Executive is no longer eligible for COBRA continuation coverage, by a lump sum payment based on the monthly premiums immediately prior to the expiration of COBRA coverage;

(v)	100% accelerated vesting of outstanding options, restricted stock awards, restricted stock units and other equity awards (collectively, “Equity Grants”); provided that the vesting of the Equity Grants shall be subject to Executive’s compliance with Section 6(a)(i) and therefore shall not be deemed vested or issued to Executive until the first anniversary of the date of Executive’s separation from service with the Company.

(b)	Involuntary Termination during a Change in Control Period: If Executive’s employment with the Company is terminated as a result of an Involuntary Termination during a Change in Control Period, then subject to Executive signing and not revoking the Release (so long as such Release is signed in a period such that the payment may be made no later than 2 and 1/2 months following the end of the year in such termination of employment occurs), Executive shall receive the following benefits, in addition to any compensation and benefits earned and unpaid under Section 3 through the date of Executive’s termination of employment:

(i)	a lump sum cash severance payment equal to two times the sum of (x) Executive’s annual Base Salary and (y) Executive’s annual cash performance bonus at the target payment level, which payment shall be paid within 30 days following the effectiveness of the Release;

(ii)	a pro rata share of the target performance bonus for the year in which termination of employment occurs, provided that the Company’s performance meets the target performance level for the year of termination, as determined at year-end, which payment shall be paid no later than 2 and 1/2 months following the end of the year in such termination of employment occurs; provided further that if the termination occurs prior to payment of Executive’s cash performance bonus for 2013, this clause (ii) shall be satisfied by payment of the $1,650,000 cash bonus for 2013 as set forth in Section 3(b) regardless of 2013 performance and shall not be prorated;

(iii)	only if the Involuntary Termination occurs prior to the grant of the Initial LTI Award, then Executive shall receive an additional cash payment of $1,650,000 in satisfaction of such Initial LTI Award;

(iv)	100% accelerated vesting of the Equity Grants as of the later of the date of Executive’s termination of employment or the last day following Executive’s execution of the Release on which Executive may revoke such Release under its terms;

(v)	reimbursement for the cost of medical coverage at a level equivalent to that provided by the Company immediately prior to termination of employment, through the earlier of: (A) 24 months following Executive’s termination of employment, or (B) the time Executive begins alternative employment with medical coverage; provided that (x) it shall be the obligation of Executive to inform the Company that new employment has been obtained and (y) such reimbursement shall be made by the Company subsidizing or reimbursing COBRA premiums or, if Executive is no longer eligible for COBRA continuation coverage, by a lump sum payment based on the monthly premiums immediately prior to the expiration of COBRA coverage.

(c)	Death or Disability.

(i)	In the event of Executive’s death, all Equity Grants held by Executive, to the extent then outstanding, shall become fully vested and, if applicable, exercisable (and any forfeiture provision shall lapse) as of the date of Executive’s death.

(ii)	In the event the Executive’s employment terminates as a result of Executive’s death or Permanent Disability, Executive (or Executive’s estate, as applicable) shall be entitled to a pro rata share of the Executive’s cash or other performance bonus to the date of death or Permanent Disability.

(d)	Other Termination: In the event of a termination of Executive’s employment not specified under Section 5(a), Section 5(b) or Section 5(c) above, including, without limitation, a termination for Cause, Executive shall not be entitled to any compensation or benefits from the Company, other than those earned and unpaid under Section 3 through the date of Executive’s termination and, in the case of each stock option, restricted stock award or other Company stock-based award granted to Executive, the extent to which such awards are vested through the date of Executive’s termination or as otherwise provided in the applicable award agreement. In addition, the Company may seek to recover the Sign-on Bonus if a termination of Executive’s employment not specified under Section 5(a), Section 5(b) or Section 5(c) above, including, without limitation, a termination for Cause occurs within one-year of the Effective Date.

6.	Agreement Not to Compete:

(a)

(i) During Executive’s employment with the Company and for twelve (12) months thereafter, Executive shall not hold any position, or engage in any activities as an employee, agent, contractor, or otherwise, with TD Ameritrade, Charles Schwab & Co., Inc., or Fidelity Investments (“Competitors”), or any of Competitors’ affiliates, subsidiaries, successors or assigns. (ii) During Executive’s employment and for six (6) months thereafter, Executive shall not hold any position, or engage in any activities as an employee, agent, contractor, or otherwise, with any entity that competes with the Company in the financial products or services industry if such position or activities involve: (A) responsibilities, in the context of providing services competitive with those offered or provided by the Company, that are similar to responsibilities Executive had or performed for the Company at any time during the twelve (12) months preceding the Separation Date; (B) supervision of employees or other personnel in the provision of services that are similar to or competitive with those offered or provided by the Company at any time during the twelve (12) months preceding the Separation Date; (C) development or implementation of strategies or methodologies related to the provision of services similar to or competitive with the services offered or provided by the Company at any time during the twelve (12) months preceding the Separation Date; or (D) responsibilities in which Employee would utilize or disclose Proprietary Information, or in which such Proprietary Information would likely assist the Company’s Competitors.

(b)	Executive acknowledges that the restrictions contained in this Section 6, in view of the nature of the business in which the Company is engaged, are reasonable and necessary in order to protect the legitimate interests of the Company, and that any violation thereof would result in irreparable injuries to the Company, and the Executive therefore acknowledges that, in the event of Executive’s violation of any of these restrictions, the Company shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief (without the posting of any bond) as well as damages and an equitable accounting of all earnings, profits and other benefits arising from such a violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

(c)	The invalidity or unenforceability of any provision or provisions of this Section 6 shall not affect the validity or enforceability of any other provision or provisions of this Section 6, which shall remain in full force and effect. If any provision of this Section 6 is held to be invalid, void or unenforceable in any jurisdiction, any court or arbitrator so holding shall substitute a valid, enforceable provision that preserves, to the maximum lawful extent, the terms and intent of this Agreement and shall correspondingly modify the Company’s obligations under Section 5.

7.	Certain Tax Considerations:

(a)	Section 409A:

(i)	The payments under Section 5 are intended to qualify for the short-term deferral exception to Section 409A of the Code (“Section 409A”) described in the regulations promulgated under Section 409A (the “Section 409A Regulations”) to the maximum extent possible, and to the extent they do not so qualify, they are intended to qualify for the involuntary separation pay plan exception to Section 409A described in the Section 409A Regulations to the maximum extent possible. To the extent Section 409A is applicable to this Agreement, this Agreement is intended to comply with Section 409A, and shall be interpreted and construed and shall be performed by the parties consistent with such intent, and the Company shall have no right, without Executive’s consent, to accelerate any payment or the provision of any benefits under this Agreement if such payment or provision of such benefits would, as a result, be subject to tax under Section 409A.

(ii)	Without limiting the generality of the foregoing, if Executive is a “specified employee” within the meaning of Section 409A, as determined under the Company’s established methodology for determining specified employees, on the date of termination of employment, then to the extent required in order to comply with Section 409A, amounts that would otherwise be payable under this Agreement during the six-month period immediately following such termination date shall instead be paid (together with interest at the then current six-month LIBOR rate) on the first business day after the first to occur of (i) the date that is six months following Executive’s termination of employment and (ii) the date of Executive’s death.

(iii)	Except as expressly provided otherwise herein, no reimbursement payable to Executive pursuant to any provisions of this Agreement or pursuant to any plan or arrangement of the Company covered by this Agreement shall be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred, and no such reimbursement during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A of the Code.

(iv)	For purposes of this Agreement, the terms “terminate,” “terminated” and “termination” mean a termination of Executive’s employment that constitutes a “separation from service” within the meaning of the default rules of Section 409A of the Code; provided , however, that, in the event of the Executive’s Permanent Disability, “separation from service” means the date that is six months after the first day of disability.

(b)	280G Limitation: If the payments and benefits provided to Executive under this Agreement, either alone or together with other payments and benefits provided to Executive from the Company (including, without limitation, any accelerated vesting thereof) (the “Total Payments”), would constitute a “parachute payment” (as defined in Section 280G of the Code) and be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code, the Total Payments shall be reduced if and to the extent that a reduction in the Total Payments would result in Executive retaining a larger amount than if Executive received all of the Total Payments, in each case measured on an after-tax basis (taking into account federal, state and local income taxes and, if applicable, the Excise Tax). The determination of any reduction in the Total Payments shall be made at the Company’s cost by the Company’s independent public accountants or another firm designated by the Company and reasonably approved by Executive, and may be determined using reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company shall pay Executive’s costs incurred for tax, accounting and other professional advice in the event of a challenge of any such reasonable, good faith interpretations by the Internal Revenue Service.

8.	Certain Definitions: For the purposes of this Agreement, the following capitalized terms shall have the meanings set forth below:

(a)	“Cause” shall mean any of the following:

(i)	Executive’s theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any material employment or Company records;

(ii)	Executive’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs Executive’s ability to perform Executive’s duties with the Company;

(iii)	Executive’s intentional and repeated failure to perform stated duties after notice from the Company of, and a reasonable opportunity to cure, such failure;

(iv)	Executive’s improper disclosure of the Company’s confidential or proprietary information;

(v)	any material breach by Executive of the Company’s Code of Professional Conduct, which breach shall be deemed “material” if it results from an intentional act by Executive and has a material detrimental effect on the Company’s reputation or business; or

(vi)	any material breach by Executive of this Agreement or of any agreement regarding proprietary information and inventions, which breach, if curable, is not cured within thirty (30) days following written notice of such breach from the Company.

In the event that the Company terminates Executive’s employment for Cause, the Company shall provide written notice to Executive of that fact prior to, or concurrently with, the termination of employment. Failure to provide written notice that the Company contends that the termination is for Cause shall constitute a waiver of any contention that the termination was for Cause, and the termination shall be irrebuttably presumed to be an involuntary termination without Cause. However, if, within thirty (30) days following the termination, the Company first discovers facts that would have established “Cause” for termination, and those facts were not known by the Company at the time of the termination, then the Company shall provide Executive with written notice, including the facts establishing that the purported “Cause” was not known at the time of the termination, and the Company will pay no severance.

(b)	“Change in Control” shall mean the occurrence of any of the following events:

(i)	(X) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total combined voting power represented by the Company’s then outstanding voting securities other than the acquisition of the Company’s common stock by a Company-sponsored employee benefit plan or through the issuance of shares sold directly by the Company to a single acquiror; or (Y) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing less than fifty percent (50%) of the total combined voting power represented by the Company’s then outstanding voting securities, but in connection with the person’s acquisition of securities the person acquires the right to terminate the employment of all or a portion of the Company’s management team;

(ii)	the Company is party to a merger or consolidation which results in the holders of the voting securities of the Company outstanding immediately prior thereto failing to retain immediately after such merger or consolidation direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the securities entitled to vote generally in the election of directors of the Company or the surviving entity outstanding immediately after such merger or consolidation;

(iii)	a change in the composition of the Board occurring within a period of twenty-four (24) consecutive months, as a result of which fewer than a majority of the directors are Incumbent Directors;

(iv)	effectiveness of an agreement for the sale, lease or disposition by the Company of all or substantially all of the Company’s assets; or

(v)	a liquidation or dissolution of the Company.

The Incumbent Directors shall have the right to determine whether multiple sales or exchanges of the voting stock of the Company, which, in the aggregate, would result in a Change of Control, are related, and its determination shall be final, binding and conclusive.

(c)	“Code” means the Internal Revenue Code of 1986, as amended.

(d)	“Change in Control Period” shall mean the period commencing on the earlier of: (i) 60 days prior to the date of consummation of the Change in Control; (ii) the date of the first public announcement of a definitive agreement that would result in a Change in Control (even though still subject to approval by the Company’s stockholders and other conditions and contingencies); or (iii) the date of the public announcement of a tender offer that is not approved by the Incumbent Directors and ending on the two year anniversary date of the consummation of the Change in Control.

(e)	“Change in Control Period Good Reason” shall mean any of the following conditions:

(i)	a decrease in Executive’s Base Salary other than as part of any across-the-board reduction (of not more than 20%) applying to all senior executives of an acquiror;

(ii)	a material, adverse change in Executive’s title, authority, responsibilities or duties, as measured against Executive’s title, authority, responsibilities or duties immediately prior to such change; provided that for purposes of this subsection (ii), in addition to any other material, adverse change in title, authority, responsibilities or duties, a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report shall constitute an event of “Change in Control Period Good Reason”;

(iii)	the relocation of Executive’s principal workplace to a location greater than fifty (50) miles from the prior workplace;

(iv)	any material breach by the Company of any provision of this Agreement, which breach is not cured within thirty (30) days following written notice of such breach from Executive, or the Company’s delivery of written notice of non-renewal of this Agreement (other than as a result of a termination for Cause) pursuant to Section 2 hereof;

(v)	any failure of the Company to obtain the assumption (by operation of law or by contract) of this Agreement by any successor or assign of the Company; or

(vi)	any purported termination of Executive’s employment for “material breach of contract” which is purportedly effected without providing the “cure” period, if applicable, described in Section 7(a)(vi), above;

provided that Executive shall have provided written notice to the Company of the existence of the condition constituting Good Reason within 90 days of the initial existence of the condition.

(f)	“Incumbent Directors” shall mean members of the Board who either (i) are members of the Board as of the date hereof, or (ii) are elected, or nominated for election, to the Board with the affirmative vote of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of members of the Board).

(g)	“Involuntary Termination” shall mean the occurrence of one of the following:

(i)	termination by the Company of Executive’s employment with the Company for any reason other than Cause at any time;

(ii)	Executive’s resignation from employment for Non Change in Control Period Good Reason within six months following the occurrence of the event constituting Non Change in Control Period Good Reason; or

(iii)	during a Change in Control Period, Executive’s resignation from employment for Change in Control Period Good Reason within six months following the occurrence of the event constituting Change in Control Period Good Reason.

(h)	“Non Change in Control Period Good Reason” shall mean any of the following conditions first occurring outside of a Change in Control Period and occurring without Executive’s written consent:

(i)	a decrease in Executive’s Base Salary other than as part of any across-the-board reduction (of not more than 20%) applying to substantially all other senior executives;

(ii)	a material, adverse change in Executive’s title, authority, responsibilities or duties, as measured against Executive’s title, authority, responsibilities or duties immediately prior to such change; provided that for purposes of this subsection, a material, adverse change shall not occur merely by a change in reporting relationship; or

(iii)	the relocation of Executive’s principal workplace to a location greater than fifty (50) miles from the prior workplace;

(iv)	any material breach by the Company of any provision of this Agreement, which breach is not cured within thirty (30) days following written notice of such breach from Executive, or the Company’s delivery of written notice of non-renewal of this Agreement (other than as a result of a termination for Cause) pursuant to Section 2 hereof;

provided that Executive shall have provided written notice to the Company of the existence of the condition constituting Good Reason within 90 days of the initial existence of the condition.

(i)	“Permanent Disability” shall mean Executive’s permanent and total disability within the meaning of Section 22(e)(3) of the Code.

(j)	“Proprietary Information” is information that was developed, created, or discovered by or on behalf of the Company, or which became or will become known by, or was or is conveyed to the Company, which has commercial value in the Company’s business. “Proprietary Information” includes, but is not limited to, software programs and subroutines, source and object code, algorithms, trade secrets, designs, technology, know-how, processes, data, ideas, techniques, inventions (whether patentable or not), works of authorship, formulas, business and product development plans, vendor lists, customer lists, terms of compensation and performance levels of Company employees, and other information concerning the Company’s actual or anticipated business, research or development, or which is received in confidence by or for the Company from another person or entity.

(k)	“Release” shall mean a general release of all known and unknown claims against the Company and its affiliates and their stockholders, directors, officers, employees, agents, successors and assigns substantially in a form reasonably acceptable to the Company, which has been executed by Executive and not revoked within the applicable revocation period; provided that such Release shall not release the right to indemnification or any of the compensation and benefits Executive is due under Section 5 hereof upon the applicable termination of employment.

9.	Insider Trading Policy: Executive agrees to abide by the terms and conditions of the Company’s Insider Trading Policy, as it may be amended from time to time.

10.	Dispute Resolution: In the event of any dispute or claim relating to or arising out of this Agreement (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race or other discrimination), Executive and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in New York, New York in accordance with its National Employment Dispute Resolution rules. Executive acknowledges that by accepting this arbitration provision Executive is waiving any right to a jury trial in the event of such dispute. In connection with any such arbitration, the Company shall bear all costs not otherwise borne by a plaintiff in a court proceeding.

11.	Attorneys’ Fees: The prevailing party shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in any action brought to enforce any right arising out of this Agreement. The Company shall pay Executive’s reasonable legal fees in connection with the review and negotiation of this Agreement and any ancillary services related thereto.

12.	General.

(a)	Successors and Assigns: The provisions of this Agreement shall inure to the benefit of and be binding upon the Company, Executive and each and all of their respective heirs, legal representatives, successors and assigns. The duties, responsibilities and obligations of Executive under this Agreement shall be personal and not assignable or delegable by Executive in any manner whatsoever to any person, corporation, partnership, firm, company, joint venture or other entity. Executive may not assign, transfer, convey, mortgage, pledge or in any other manner encumber the compensation or other benefits to be received by Executive or any rights which Executive may have pursuant to the terms and provisions of this Agreement, except to the extent permitted by the applicable plan for financial or estate planning purposes.

(b)	Amendments; Waiver: No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)	Notices: Any notices to be given pursuant to this Agreement by either party to the other party may be effected by personal delivery or by overnight delivery with receipt requested. Mailed notices shall be addressed to the parties at the addresses stated below, but each party may change its or Executive’s address by written notice to the other in accordance with this Paragraph:

Mailed notices to Executive shall be addressed to the last known address provided by Executive to the Company, with a copy to:

Wayne N. Outten,

Outten & Golden LLP

3 Park Avenue

New York, NY 10016.

Mailed notices to the Company shall be addressed as follows:

E*TRADE Financial Corporation

Time & Life Building

1271 Avenue of the Americas

14th Floor

New York, NY 10020-1302

Attention: Executive Vice President Human Resources

(d)

Entire Agreement: This Agreement constitutes the entire employment agreement between Executive and the Company regarding the terms and conditions of Executive’s employment and any amounts due on termination of such employment, with the exception of (i) the Agreement Regarding Employment and Proprietary Information and Inventions between the Company and Executive, (ii) any stock option, restricted stock, restricted stock unit award or other Company stock based award agreements between Executive and the Company to the extent not modified by this Agreement, (iii) any indemnification agreement referenced in Section 1 and (iv) the Company’s employee benefit plans referenced in Section 3(c). This Agreement (including the documents described in (i) through (iv) herein) supersedes all prior negotiations, representations or agreements between Executive and the Company, whether written or oral, concerning Executive’s employment by or service to the Company.

(e)	Withholding Taxes: All payments made under this Agreement shall be subject to reduction to reflect taxes required to be withheld by law.

(f)	Counterparts: This Agreement may be executed by the Company and Executive in counterparts, each of which shall be deemed an original and which together shall constitute one instrument.

(g)	Headings: Each and all of the headings contained in this Agreement are for reference purposes only and shall not in any manner whatsoever affect the construction or interpretation of this Agreement or be deemed a part of this Agreement for any purpose whatsoever.

(h)	Savings Provision: To the extent that any provision of this Agreement or any paragraph, term, provision, sentence, phrase, clause or word of this Agreement shall be found to be illegal or unenforceable for any reason, such paragraph, term, provision, sentence, phrase, clause or word shall be modified or deleted in such a manner as to make this Agreement, as so modified, legal and enforceable under applicable laws. The remainder of this Agreement shall continue in full force and effect.

(i)	Construction: The language of this Agreement and of each and every paragraph, term and provision of this Agreement shall, in all cases, for any and all purposes, and in any and all circumstances whatsoever be construed as a whole, according to its fair meaning, not strictly for or against Executive or the Company, and with no regard whatsoever to the identity or status of any person or persons who drafted all or any portion of this Agreement.

(j)	Further Assurances: From time to time, at the Company’s request and without further consideration, Executive shall execute and deliver such additional documents and take all such further action as reasonably requested by the Company to be necessary or desirable to make effective, in the most expeditious manner possible, the terms of this Agreement and to provide adequate assurance of Executive’s due performance hereunder.

(k)	Governing Law: Executive and the Company agree that this Agreement shall be interpreted in accordance with and governed by the laws of the State of New York.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year written below.

Dated: May 1, 2013	E*TRADE Financial Corporation

/s/ Paul T. Idzik
Paul T. Idzik
Chief Executive Officer

Dated: May 1, 2013	/s/ Navtej S. Nandra
Navtej S. Nandra